Exhibit 99.1

GAP INC. REPORTS JANUARY SALES

Company Guides Q4 Earnings Per Share

of $0.41 to $0.42, Above Consensus of $0.35

SAN FRANCISCO - February 2, 2012 - Gap Inc. (NYSE: GPS) today reported that January 2012 net sales decreased 1 percent compared with last year.

Net sales for the four-week period ended January 28, 2012 were $833 million compared with net sales of $843 million for the four-week period ended January 29, 2011. The company's comparable sales for January 2012, which include the associated comparable online sales, were down 4 percent compared with a 3 percent increase for January 2011.

In addition, the company reported that net sales for the fourth quarter of fiscal year 2011, which ended January 28, 2012, decreased 2 percent to $4.28 billion compared with $4.36 billion for the fourth quarter last year. The company's comparable sales for the fourth quarter of fiscal year 2011, which include the associated comparable online sales, were down 4 percent compared with a 1 percent increase in the fourth quarter last year.

"January was largely clearance-based, and we're pleased we successfully cleared holiday inventory," said Glenn Murphy, chairman and chief executive officer of Gap Inc. "As we transition to a new year, our teams are focused on making the necessary steps to improve our business performance in 2012."

Fourth Quarter Guidance and Fiscal Year 2011 Sales Results

The company announced diluted earnings per share guidance for the fourth quarter of fiscal year 2011 to be in the range of $0.41 to $0.42, above First Call consensus of $0.35. In addition, it expects year-end inventory dollars per store to be below previous guidance.

Net sales were $14.55 billion for the 52 weeks ended January 28, 2012, a decrease of 1 percent compared with net sales of $14.66 billion for the 52 weeks ended January 29, 2011. The company's comparable sales for fiscal year 2011, which include the associated comparable online sales, were down 4 percent compared with a 2 percent increase last year.

January Comparable Sales Results

Comparable sales for January 2012, which include the associated comparable online sales, were as follows:

  Gap North America: negative 5 percent versus positive 2 percent last year
  Banana Republic North America: positive 6 percent versus positive 5 percent last year
  Old Navy North America: negative 6 percent versus flat last year
  International: negative 10 percent versus positive 9 percent last year

Fourth Quarter Comparable Sales Results

Comparable sales for the fourth quarter of fiscal year 2011, which include the associated comparable online sales, were as follows:

  Gap North America: negative 3 percent versus flat last year
  Banana Republic North America: flat versus positive 2 percent last year
  Old Navy North America: negative 6 percent versus positive 2 percent last year
  International: negative 8 percent versus positive 1 percent last year

February Sales and Fourth Quarter Earnings Announcements

The company will report February sales on March 1, 2012. Gap Inc. will release its fourth quarter earnings via press release on February 23, 2012 at 1:00 p.m. Pacific Time as well as a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168, and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

  improving business performance in 2012;
  diluted earnings per share for the fourth quarter of fiscal year 2011; and
  year-end inventory dollars per store.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

  the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information;
  the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company's financial performance or strategies;
  the highly competitive nature of the company's business in the United States and internationally;
  the risk that the company or its franchisees will be unsuccessful in gauging fashion trends and changing consumer preferences;
  the risk that the company's efforts to expand internationally may not be successful and could impair the value of its brands;
  the risk that trade matters, sourcing costs, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company's supply chain or operations, or impact its financial results;
  the risk that the company's franchisees will be unable to successfully open, operate, and grow the company's franchised stores;
  the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;
  the risk that comparable sales and margins will experience fluctuations;
  the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives;
  the risk that updates or changes to the company's information technology ("IT") systems may disrupt its operations;
  the risk that acts or omissions by the company's third-party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on its reputation or operations;
  the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;
  the risk that the adoption of new accounting pronouncements will impact future results;
  the risk that changes in the regulatory or administrative landscape could adversely affect the company's financial condition, strategies, and results of operations; and
  the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as well as the company's subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements are based on information as of February 2, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 420-8203

press@gap.com